NR10-30	August 26, 2010

Corvus Gold Inc. Spinout Effective
Corvus Shares to Trade on TSX on August 30, 2010

Vancouver, B.C - International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) announces that the previously announced Plan of Arrangement, under which the Company will spin-out its Alaska and Nevada projects (other than the Livengood Project) to Corvus Gold Inc. (“Corvus”) became effective at 12:01 a.m. today, August 26, 2010.

The “new” common shares of the Company (CUSIP #46050R102) and the common shares of Corvus (CUSIP #221013105) will each commence trading on the Toronto Stock Exchange, effective at the opening, on Monday August 30, 2010.  The symbol for “new” ITH common shares is “ITH” and the symbol for the common shares of Corvus is “KOR”.  Concurrently, the “old” common shares of ITH (CUSIP #46051L104) will be delisted.

The “new” common shares of ITH (CUSIP #46050R102) commenced trading on the NYSE Amex effective at the opening today, August 26, 2010.

Please refer to the Company’s press release dated August 23, 2010 and Information Circular dated July 9, 2010 for more detailed information on the Plan of Arrangement, both of which are available on SEDAR at www.sedar.com.

About Corvus Gold Inc.

Corvus Gold Inc. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the more advanced North Bullfrog Project in Nevada.  Corvus is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska, which controls the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through aggressively proceeding with the ongoing development of the Livengood project.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors as disclosed in the Company’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.